Exhibit (d)(1)

AMENDED AND RESTATED

INTERSTATE BAKERIES CORPORATION

1996 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

		Page
ARTICLE I		1
PURPOSE		1
1.1	Purpose.	1
1.2	Establishment.	1
ARTICLE II		1
DEFINITIONS		1
ARTICLE III		3
ADMINISTRATION		3
3.1	Administration by Committee.	3
3.2	Committee to Make Rules and Interpret Plan.	4
3.3	Committee Members Ineligible.	4
3.4	Delegation to Officer(s).	4
ARTICLE IV		4
GRANT OF AWARDS; SHARES		4
SUBJECT TO THE PLAN		4
ARTICLE V		5
ELIGIBILITY		5
ARTICLE VI		5
STOCK OPTIONS		5
6.1	Grant of Options.	5
6.2	Conditions of Options.	5
6.3	Options to Non-Employee Directors.	6
ARTICLE VII		7
PERFORMANCE SHARE AWARDS		7
7.1	Grant of Performance Shares.	8
7.2	Conditions of Performance Share Awards.	8
ARTICLE VIII		8
RESTRICTED STOCK AWARDS		8
8.1	Grant of Restricted Stock Awards.	8
8.2	Conditions of Restricted Stock Awards.	9
ARTICLE IX		9
OTHER INCENTIVE AWARDS		9
9.1	Grant of Other Incentive Awards.	9
9.2	Conditions of Other Incentive Awards.	9
ARTICLE X		9
NON-EMPLOYEE DIRECTOR AWARDS		9
10.1	Awards to Non-Employee Directors.	9
10.2	Common Stock in Lieu of Retainer.	10
ARTICLE XI		10
STOCK ADJUSTMENTS		10
ARTICLE XII		10
GENERAL		10
12.1	Amendment or Termination of Plan.	10
12.2	Dividends and Dividend Equivalents.	12
12.3	Termination of Employment.	12
12.4	Withholding Taxes.	12
12.5	Forfeiture.	12
12.6	Change of Control.	12
12.7	Amendments to Awards.	12
12.8	Regulatory Approval and Listings.	13
12.9	Right to Continued Employment.	13
12.10	Beneficiaries.	13
12.11	Indemnification.	13
12.12	Reliance on Reports.	13
12.13	Relationship to Other Benefits.	14
12.14	Compliance with the Exchange Act.	14
12.15	Expenses.	14
12.16	Construction.	14
12.17	Governing Law.	14

AMENDED AND RESTATED

INTERSTATE BAKERIES CORPORATION

1996 STOCK INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1 Purpose. The Plan is designed to enable Employee-Directors, Non-Employee Directors, executive officers and employees of the Corporation to acquire or increase their equity interests in the Corporation on such reasonable terms as the Board or the Committee shall determine. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Corporation, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future. So that the appropriate incentive can be provided, the Plan provides for granting (i) Stock Options, Restricted Stock Awards, Performance Shares, and/or Other Incentive Awards to employees of the Corporation and its Subsidiaries on the terms and subject to the conditions set forth in the Plan, and (ii) Director Options and Director Awards to Non-Employee Directors of the Company as approved by the Board.

1.2 Establishment. The Plan is effective as of the date it is approved by the shareholders of the Corporation (the “Effective Date”), and subject to the provisions of Section 12.1, Awards may be granted hereunder for a period of ten years after such date.

The Plan shall continue in effect until all matters relating to the payment of awards and administration of the Plan have been settled.

ARTICLE II

DEFINITIONS

2.1 “Award” means, individually, collectively or in tandem, any Option, Restricted Stock Award, Performance Share Award, or Other Incentive Award granted under the Plan by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee (or the Board, with respect to Director Options and Director Awards) may establish by an Award Notice or otherwise.

2.2 “Award Notice” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

2.3 “Board” means the Board of Directors of the Corporation.

2.4 “Change of Control Event” means each of the following:

(a) any person or entity is or becomes the beneficial owner (as defined in the Exchange Act), directly or indirectly, of securities of the Corporation (excluding securities acquired directly from the Corporation or its affiliates) representing 25% or more of the combined voting power of the Corporation’s then outstanding securities (other than any beneficial owner of such percentage or more of such voting power existing as of the Effective Date); or

(b) during any period of two consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director

(other than a director designated by a person or entity who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person or entity acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or

(d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

2.6 “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Article III hereof. The Committee shall consist of not less than two members, each of whom is a Non-Employee Director within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act.

2.7 “Common Stock” means the common stock, par value $0.01 per share, of the Corporation, and after substitution, such other stock as shall be substituted therefor as provided in Article XI.

2.8 “Corporation” means Interstate Bakeries Corporation.

2.9 “Date of Grant” means the date on which the granting of an Award is authorized or such later date as may be specified in such authorization.

2.10 “Director Options” means non-qualified Options awarded under Section 6.3 of the Plan.

2.11 “Director Awards” means an Award granted or Common Stock issued under Article X of the Plan.

2.12 “Eligible Employee” means any employee of the Corporation or a Subsidiary and any Employee Director who satisfies all of the requirements of Article V.

2.13 “Employee Director” shall mean a director of the Corporation who is not a Non-Employee Director.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15 “Fair Market Value” means the closing sales price of the Common Stock on the New York Stock

Exchange (or such other exchange that the Common Stock is then traded) on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on such exchange that day, on the next preceding day on which there was a sale of such Common Stock.

2.16 “Incentive Stock Option” means an Option meeting the requirements of Section 422 of the Code.

2.17 “Non-Employee Directors” means a director who is not, at the time of determination of such status, an officer or otherwise employed by the Corporation, or a subsidiary of the Corporation, does not receive compensation directly or indirectly from the Corporation or a subsidiary of the Corporation, for services rendered as a consultant or in any capacity other than as a director, except for an amount for which disclosure would not be required pursuant to Item 404(a) of Regulation S-K; does not possess an interest in any other transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

2.18 “Option” means an Award granted under Article VI of the Plan and includes both non-qualified Options and Incentive Stock Options.

2.19 “Other Incentive Award” means an Award granted under Article IX of the Plan.

2.20 “Participant” means an Eligible Employee of the Corporation or a Subsidiary to whom an Award has been granted by the Committee under this Plan.

2.21 “Performance Share Award” means an Award granted under Article VII of the Plan.

2.22 “Plan” means the Interstate Bakeries Corporation 1996 Stock Incentive Plan.

2.23 “Restricted Stock Award” means an Award granted under Article VIII of the Plan.

2.24 “Subsidiary” means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

ARTICLE III

ADMINISTRATION

3.1 Administration by Committee. The Committee shall administer the Plan, provided that any Director Options or Director Awards shall be approved by the Board (with the director being granted such Director Option or Director Awards abstaining from any approval thereof). Unless otherwise provided in the bylaws of the Corporation or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee; vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members at the time in office. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may establish and amend such rules and regulations for the conduct of its business as it shall deem advisable.

Subject to the provisions of the Plan, the Committee shall have the power to:

(a) Select the Eligible Employees to participate in the Plan.

(b) Determine the time or times when Awards will be made.

(c) Determine the form of an Award, whether a Stock Option, a Restricted Stock Award, a Performance Share Award, or Other Incentive Award, the number of shares of Common Stock subject to the Award or with reference to which the Award is determined, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

(d) Determine whether Awards will be granted singly, in combination or in tandem.

(e) Grant waivers of Plan terms, conditions, restrictions and limitations.

(f) Accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Corporation.

(g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

The Committee shall also have the authority to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Corporation or a Subsidiary.

3.2 Committee to Make Rules and Interpret Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

3.3 Committee Members Ineligible. No Committee member shall be eligible to participate in the Plan except to the extent set forth in Sections 6.3 and Article X.

3.4 Delegation to Officer(s). Subject to the limitations provided in this Section 3.4, the Board, in its sole discretion, may, by resolution, delegate to one or more officers of the Corporation the authority to: (a) select the Eligible Employees to participate in the Plan; (b) determine the rights or options to be received by such Eligible Employees; and (c) establish the exercise price with respect to an option using the formula set forth in Section 6.2(a) of the Plan. The Board resolution delegating to such officer or officers such authority shall (i) specify the total number of rights or options such officer or officers may award; (ii) prohibit any such designated officer from designating himself or herself as a recipient of any right or option; and (iii) prohibit any such designated officer from making a grant of a right or option to any individual who is, at the time of the grant, subject to Section 16 of the Securities Exchange Act of 1934.

ARTICLE IV

GRANT OF AWARDS; SHARES

SUBJECT TO THE PLAN

Awards to one or more Eligible Employees and Non-Employee Directors may be made; provided, however, that:

(a) Subject to Article XI, an aggregate of 6,841,500 shares of Common Stock are hereby reserved for use in connection with Awards under the Plan, which amount shall be the maximum number of shares with respect to which Options may be granted to any one employee during the term of the Plan.

(b) Any Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares of Common Stock, are settled in cash in lieu of Common Stock, or are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan, so long as the holder of any such Award received no benefits of Common Stock ownership (including but not limited to dividends) from the shares of Common Stock related to such Award.

(c) Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants from an acquired company shall reduce the shares available for grants under the Plan.

(d) Common Stock delivered by the Corporation in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Corporation or may be purchased on the open market or by private purchase.

(e) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

ARTICLE V

ELIGIBILITY

Awards may be granted under the Plan to any Eligible Employee of the Corporation or a Subsidiary. Officers shall be Eligible Employees for this purpose, whether or not they are also directors. Awards may also be granted to Non-Employee Directors, but only in the manner and to the extent set forth in Sections 6.3 and Article X hereof. Awards may be granted to Eligible Employees whether or not they have received prior Awards under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Corporation.

Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Eligible Employees those to whom Awards shall be granted and shall determine the type or types of Awards to be made and shall establish in the related Award Notices the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or non-qualified Options, or a combination of both. Each grant of an Option shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

6.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a) Exercise price. As limited by Section 6.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

(b) Form of payment. The exercise price of an Option may be paid: (i) in cash or by check, bank draft or money order payable to the order of the Corporation; (ii) in shares of Common Stock; (iii) a combination of the foregoing; or (iv) such other consideration as the Committee may deem appropriate. In addition to the foregoing, subject to the discretion of the Committee, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (A) the broker-dealer has received from the Participant or the Corporation a fully- and duly-endorsed agreement evidencing such Option and instructions signed by the Participant requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (B) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (C) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR, Part 220 and any successor rules and regulations applicable to such exercise (“Cashless Exercise”). The Committee shall establish appropriate methods for accepting Common Stock, and may impose such conditions as it deems appropriate on the use of such Common Stock in payment of the exercise price. Common Stock used to exercise an Option shall be valued at its then Fair Market Value.

(c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in installments, and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Notice. Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d) Other terms and conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to: (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Corporation or its Subsidiaries, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) restrictions on transferability; and (vi) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time.

(e) Special restrictions relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code (or any successor section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated, or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other Plan of the Corporation or any Subsidiary) not exceed $100,000.

(f) Application of funds. The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

6.3 Options to Non-Employee Directors.

(a) Special restrictions relating to Incentive Stock Options. Notwithstanding any other provision herein, no Options shall be granted hereunder to Non-Employee Directors other than the Director Options granted pursuant to this Section 6.3. Director Options may be awarded at the discretion and with the approval of the Board with the recipient of such Award abstaining from the vote. Such Director Options shall be granted at such time, in such number and with such restrictions as determined by the Board.

(b) Special restrictions relating to Incentive Stock Options. Each Director Option shall be evidenced by an Award Notice executed by the Corporation and the Non-Employee Director, and shall include the following terms and provisions:

(i) The Option exercise price per share shall be equal to the Fair Market Value of one share of Common Stock on the date the Director Option is granted. The period within which each Option may be exercised shall expire ten years from the date the option is granted (the “Option Period”), unless it expires sooner due to the death or termination of the directorship of the optionee, or if fully exercised prior to the end of such ten year period.

(ii) If the directorship of an optionee is terminated within the Option Period for any reason other than (i) the death of the optionee or (ii) on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, the Director Option may be exercised by the optionee, to the extent the optionee was able to do so at the date of termination of the directorship, within the Option Period.

(iii) If an optionee dies during the Option Period while a Non-Employee Director of the Corporation, or if an optionee dies within three months of serving as a Non-Employee Director, the Director Option may be exercised, to the extent the optionee was entitled to exercise such Option at the date of his or her death, within one year after such death (if otherwise within the Option Period), by the executor or the administrator of the estate of the optionee, or by the person or persons who shall have lawfully acquired the Director Option directly from the optionee.

(iv) If the directorship of the optionee is terminated within the Option Period for any of the reasons enumerated in Section 6.3(b)(ii), such Director Options shall automatically terminate as of the date of termination of such directorship.

(v) Form of payment. The exercise price of an Option may be paid: (A) in cash or by check, bank draft or money order payable to the order of the Corporation; (B) in shares of Common Stock; (C) a combination of the foregoing; or (D) such other consideration as the Board may deem appropriate. In addition to the foregoing, subject to the discretion of the Board, any Option granted under the Plan may be exercised by Cashless Exercise. The Board shall establish appropriate methods for accepting Common Stock, and may impose such conditions as it deems appropriate on the use of such Common Stock in payment of the exercise price. Common Stock used to exercise an Option shall be valued at its then Fair Market Value.

ARTICLE VII

PERFORMANCE SHARE AWARDS

7.1 Grant of Performance Shares. Grants of Performance Share Awards may be made by the Committee to any Eligible Employee during the term of the Plan. Each Performance Share Award shall be evidenced by an Award Notice. There may be more than one award in existence at any one time for any Participant and performance periods for separate Performance Share Awards may differ.

The Performance Shares may be paid out in full or in part on the basis of performance of the Corporation following the beginning of the Corporation’s fiscal year in which the Performance Share Award is made as hereinafter set forth. In determining the size of Performance Share Awards, the Committee may take into account a Participant’s responsibility level, performance, potential, and cash compensation level, as well as such other considerations as it deems appropriate.

7.2 Conditions of Performance Share Awards. A Performance Share Award shall be subject to the following terms and conditions:

(a) Performance Share Account. Performance Share Awards shall be credited to a Performance Share account to be maintained for each holder. A Performance Share Award under the Plan shall only constitute a contractual right and shall not entitle the holder to any interest in the Common Stock or to any dividend, voting or other rights of a shareholder.

(b) Performance Period and Criteria. Performance Shares shall be contingent upon the attainment during a performance period of certain performance objectives. The length of the performance period for each Performance Share Award, the performance objectives to be achieved during the Performance Share Award period and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its discretion. The Committee may revise performance objectives at such times as it deems appropriate during the Performance Share Award period in order to take into account or into consideration any unforeseen events or changes in circumstances; provided, however, that any such revision which is adverse to the holder of a Performance Share Award shall require the holder’s consent.

(c) Payment of Award. Following the end of the Performance Share Award period, the holder of a Performance Share Award shall be entitled to receive payment of an amount based on the achievement of the performance measures for such Performance Share Award period.

The Committee may authorize payment of a Performance Share Award in any combination of cash and Common Stock or all in cash or all in Common Stock, as it deems appropriate. Such shares may include any restrictions on transfer and forfeiture provisions as the Committee, from time to time, deems appropriate.

(d) Additional terms and conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Performance Share Award, provided they are not inconsistent with the Plan.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.1 Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, and by an Award Notice setting forth the terms of such Restricted Stock Award.

8.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a) Restriction period. The Committee shall determine the restriction period (the “Restriction Period”) which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award.

(b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock during any applicable Restriction Period. The Committee shall impose such other restrictions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(c) Rights as shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to said shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

ARTICLE IX

OTHER INCENTIVE AWARDS

9.1 Grant of Other Incentive Awards. The Committee may, in its discretion, grant other types of awards of, or based on, the Common Stock, including stock appreciation rights. Such awards may also include grants of debt securities convertible into or exchangeable for shares of the Common Stock upon such conditions, including attainment of performance goals, as the Committee shall determine.

9.2 Conditions of Other Incentive Awards. Each grant of an Other Incentive Award shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve. The recipient of an Other Incentive Award will have the rights of a shareholder only to the extent, if any, specified in the Award Notice governing such Other Incentive Award.

ARTICLE X

NON-EMPLOYEE DIRECTOR AWARDS

10.1 Awards to Non-Employee Directors.

(a) Shares of restricted or unrestricted Common Stock may be awarded to Non-Employee Directors at the discretion and with the approval of the Board, with the recipient of such shares abstaining from such vote. Such Awards shall be granted at such time, in such number and with such restrictions as determined by the Board. The Board may also, in its discretion, approve other types of Awards for Non-Employee Directors which are based on the Common Stock, including stock appreciation rights, stock performance rights and other incentive awards

(b) Each Director Award shall be evidenced by an Award Notice executed by the Corporation and the Non-Employee Director containing the terms, conditions and restrictions of each Director Award.

10.2 Common Stock in Lieu of Retainer. Any member of the Board may elect to receive shares of the Common Stock in lieu of their usual and customary cash retainer provided that such election is made at least six months after the date of the most recent election with respect to a Plan transaction that was a volitional disposition by the Participant and results in either (i) an intra-plan transfer involving a Common Stock fund or (ii) a cash distribution funded by a volitional disposition of Common Stock. If an election to receive shares of Common Stock in lieu of a cash retainer is made, the electing Board member shall receive that number of shares of Common Stock equal to the amount of the retainer divided by the Fair Market Value calculated as of the date of payment of the retainer. An election to receive shares in lieu of cash which is made in connection with the Participant’s death, disability, retirement or termination of employment need not meet the requirements of this Section 10.2.

ARTICLE XI

STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Corporation shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Article IV hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Awards under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee (or the Board with respect to Director Options and Director Awards) shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article XI and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article XI which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE XII

GENERAL

12.1	Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would:

(a) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article XI); and

(b) materially modify the requirements as to eligibility for participation in the Plan;

provided, that any amendment to the Plan shall require approval of the shareholders if, in the opinion of counsel to the Corporation, such approval is required by Section 16(b) or any other section of the Exchange Act, any other Federal or state law or any regulations or rules promulgated thereunder or the rules of the New York Stock Exchange (or such other exchange on which the Common Stock is listed).

12.2 Dividends and Dividend Equivalents. The Committee or the Board may choose, at the time of the grant of an Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee (or the Board) may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee (or the Board) shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s (or the Board’s) discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with a Performance Share Award, be credited as additional Performance Shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Performance Share Award.

12.3 Termination of Employment. If a Participant’s employment with the Corporation or a Subsidiary terminates for a reason other than death, disability, retirement or any approved reason, all unexercised, unearned and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing, shall be canceled or forfeited, as the case may be, unless the Participant’s Award Notice provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his or her death, disability, retirement, or termination for an approved reason. Such rules and regulations may include, without limitation, the method, if any, for prorating a Performance Share Award, accelerating the vesting of any Options or Restricted Stock Award, or providing for the exercise of any unexercised Options in the event of a Participant’s death, disability, retirement or termination for an approved reason.

12.4 Withholding Taxes. The Corporation shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Award holder to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Award holder to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Award holder to deliver to the Corporation, shares of Common Stock, having a Fair Market Value, on the date of payment, equal to the amount of such required withholding taxes.

12.5 Forfeiture. If the employment of a Participant is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, any Award granted hereunder, whether and regardless of the extent to which such Award is vested, earned or exercisable, shall automatically terminate as of the date of termination of such employment.

12.6 Change of Control. Awards granted under the Plan may, in the discretion of the Committee (or the Board), provide that (a) such Awards shall be immediately vested, fully earned, exercisable, and/or, in the case of Options, converted into stock appreciation rights, as appropriate, upon a Change of Control Event, and (b) the Corporation shall make full payment with respect to any Award, and permit the exercise of Options, respectively, granted hereunder.

12.7 Amendments to Awards. The Committee (or the Board) may at any time unilaterally amend the terms of any Award Notice for any Award, whether or not presently exercisable, earned, paid or vested, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Award holder shall require the holder’s consent. Any action required to be taken by or approved by the Board hereunder with respect to an Award to a director of the Corporation shall be approved by a majority of the disinterested directors of the Board.

12.8 Regulatory Approval and Listings. The Corporation shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the Effective Date, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Restricted Stock Awards or any other Awards relating to shares of Common Stock prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(b) the completion of any registration or other qualification of said shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

12.9 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

12.10 Beneficiaries. Each Participant and Non-Employee Director shall file with the Committee a written designation of one or more persons as the beneficiary (the “Beneficiary”) who shall be entitled to receive the amount, if any, payable under the Plan upon his death. Such person may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall be effective as of a date prior to such receipt.

If such Beneficiary designation is not in effect at the time of an Award holder’s death, or if no designated Beneficiary survives such person, or such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to such person’s estate. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability or any interest thereon, until the rights thereon are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan, the Corporation and the Committee therefor.

12.11 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding against such person. He or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify or hold harmless any such person.

12.12 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the

Corporation and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

12.13 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Corporation or any Subsidiary.

12.14 Compliance with the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Participants and Non-Employee Directors subject to Section 16 are concerned.

12.15 Expenses. The expenses of administering the Plan shall be borne by the Corporation subject to such allocation to its Subsidiaries as it deems appropriate.

12.16 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the articles and sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.17 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

July 9, 2003